Exhibit 99.1

N E W S    R E L E A S E

FOR IMMEDIATE RELEASE	Contact:	Steven E. Nielsen, President and CEO H. Andrew DeFerrari, Senior Vice President and CFO (561) 627-7171

Palm Beach Gardens, Florida	February 23, 2016

DYCOM INDUSTRIES, INC. ANNOUNCES
INCREASE IN STOCK REPURCHASE PROGRAM

Palm Beach Gardens, Florida, February 23, 2016 – Dycom Industries, Inc. (NYSE:DY) announced today that its Board of Directors has authorized an additional $50 million to repurchase shares of Dycom’s outstanding common stock. The stock repurchases are authorized to be made over the next eighteen (18) months in open market or private transactions, including through accelerated share repurchase agreements with one or more counterparties from time to time. In connection with this authorization, the Company’s Board of Directors also extended for an additional six (6) months the previous eighteen (18)-month term of its $50 million share repurchase program which it authorized on August 25, 2015. The exact timing and amount of repurchases will depend on market conditions and other factors. As of February 23, 2016, the Company now has up to $100 million authorized for repurchases of the Company’s common stock through August 2017, the entirety of which remains available for repurchases. As of February 23, 2016, the Company had approximately 32.9 million shares of common stock outstanding, excluding the dilutive effect of stock options and unvested restricted stock.

Dycom is a leading provider of specialty contracting services throughout the United States and in Canada. These services include project management, engineering, construction, maintenance and installation services to telecommunications providers, underground facility locating services to various utilities, including telecommunications providers, and other construction and maintenance services to electric and gas utilities.

This press release contains forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act. These statements are based on management’s current expectations, estimates and projections. Forward-looking statements are subject to risks and uncertainties that may cause actual results in the future to differ materially from the results projected or implied in any forward-looking statements contained in this press release. The most significant of these risks and uncertainties are described in our Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) and include business and economic conditions and trends in the telecommunications industry affecting our customers, expected benefits and synergies of acquisitions, the future impact of any acquisitions or dispositions, the anticipated outcome of other contingent events, including litigation, liquidity and other financial needs, the availability of financing, and the other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements.